EXHIBIT (10)-l

THE BAUSCH & LOMB INCORPORATED SUPPLEMENTAL MANAGEMENT
EXECUTIVE INCENTIVE PLAN
As amended and restated 12/12/95


1.0	INTRODUCTION

The Supplemental Management Executive Incentive Plan is designed to advance the interests of Bausch & Lomb and its shareholders by (i) providing incentives for those key executives who have overall responsibility for the performance of the company; (ii) reinforcing corporate financial goals; (iii) providing competitive levels of compensation for key executives; and (iv) aligning management and shareholder interests.

The Plan is established to allow the Committee on Management of the Board of Directors (the "Committee"), in its discretion, to make an incentive award in addition to that calculated in The Management Executive Incentive Plan (MEIP) if the executive's or company's performance exceeds the performance measured by MEIP.


2.0	ELIGIBILITY

Senior officers with overall responsibility for the long term performance of the Company are eligible to participate in The Supplemental Management Executive Incentive Plan.
The Committee will designate the executives to participate in the Plan. The participant must be on the payroll in an eligible position before July 1 of the plan year, to be eligible for an award.


3.0	SUPPLEMENTAL AWARDS

The Committee will make an award under this Plan if it determines that such an award is in the interests of Bausch
& Lomb and its shareholders given the criteria set forth in
Section 1.0 above. Awards under this Plan may be made in cash or Bausch & Lomb Class B Stock granted pursuant to the 1990 Stock Incentive Plan or any successor plan.


4.0	ADMINISTRATION OF THE PLAN

The Committee reserves the right to interpret, amend, modify or terminate the existing program in accordance with changing conditions. Further, no participant eligible to receive any payments shall have any rights to pledge, assign, or otherwise dispose of unpaid portion of such payments. The Committee is responsible for overall administration of the Plan. It will determine who will receive incentives and the amount of each incentive. The Committee may change or terminate the Plan at any time and no person has any rights with respect to an incentive award until it has been paid.


5.0	INCENTIVE AWARD DISTRIBUTION

Incentive awards, when payable, shall be paid in the latter part of the month of February following the close of the preceding fiscal year.

Participants may also elect to defer all or part of an incentive award in accordance with the procedure set forth in the Company's Deferred Compensation Plan. Any payments made under this Plan which would result in incentive compensation to a participant which would not be deductible pursuant to IRC Section 162(m) ($1MM cap on individual compensation deductions for publicly traded corporations) shall, to the extent of such non-deductible compensation, automatically be paid into the Deferred Compensation Plan on behalf of the participant. Such deferred payment would be invested at the direction of the plan participant, and would be paid out subsequent to retirement.



			BAUSCH & LOMB INCORPORATED
			BY:	/s/Deborah K. Smith
			DEBORAH K. SMITH
			SENIOR VICE PRESIDENT
			HUMAN RESOURCES


AGREED to this 15th day
of January, 1996.